UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2013

DOLE FOOD COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-4455	99-0035300
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dole Drive

Westlake Village, California 91362

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (818) 879-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 11, 2013, Dole Food Company, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with David H. Murdock, the Chairman of the Board of Directors of the Company (the “Board”), Chief Executive Officer of the Company and the beneficial owner of approximately 40% of the outstanding common stock, par value $.001 per share, of the Company (the “Common Stock”), DFC Holdings, LLC, a Delaware limited liability company (“Parent”), and DFC Merger Corp., a Delaware corporation (“Purchaser”), whose sole stockholder is Parent. Pursuant to the Merger Agreement, on the terms and subject to the conditions set forth therein and in accordance with the applicable provisions of the Delaware General Corporation Law, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), and each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), except for shares held by Mr. Murdock, Parent or Purchaser, treasury shares and dissenting shares, will be converted into the right to receive $13.50 per share in cash (the “Merger Consideration”), without interest and subject to deduction for any required withholding taxes, upon surrender of certificates representing such shares of Common Stock.

Pursuant to the Merger Agreement, as of and immediately prior to and conditioned upon the occurrence of the Effective Time:

•

each holder (other than Mr. Murdock) of a then outstanding option to purchase shares of Common Stock, whether vested or unvested, will be entitled to receive cash, without interest and net of applicable withholding taxes, in an amount equal to the product of (i) the Merger Consideration minus the applicable exercise price per share of such option and (ii) the number of shares of Common Stock that such option may purchase upon exercise, and such amount will be payable within 15 days after the Effective Time;

•

any time-based restricted stock unit award or time-based restricted stock award granted under any compensation plan or arrangement of the Company, and any performance-based restricted stock unit award, in each case that is outstanding immediately prior to the Effective Time, will be converted into the right to receive an amount in cash, without interest, and subject to deduction for any required withholding taxes, equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such award, and such amount will be payable within 15 days after the vesting date, subject to the continued employment of the holder thereof with the Company or any of its Subsidiaries through the vesting date, and, in the case of performance-based awards, subject to adjustment of the performance metric; and

•

with respect to any Company cash-based awards under the 2013 Self-Funded Cash Long-Term Incentive Plan (“LTIP”) that are outstanding as of immediately prior to the Effective Time, such awards shall continue to be in effect after the Effective Time according to their terms and the terms of the LTIP.

A special committee consisting solely of independent and disinterested members of the Board (the “Special Committee”) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and the stockholders of the Company other than Mr. Murdock, Parent, Purchaser and their respective affiliates (the “Disinterested Stockholders”), and that it is advisable for the Company to enter into the Merger Agreement, and recommended that the Board approve and declare advisable the Merger Agreement and the transactions contemplated thereby and determine to recommend that the stockholders of the Company vote to adopt the Merger Agreement. Based on the Special Committee’s recommendation, the Board unanimously, with Mr. Murdock abstaining, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and the Disinterested Stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, and (iii) resolved to recommend that the Company’s stockholders vote to adopt the Merger Agreement.

Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a special stockholders meeting that will be held on a date to be announced. The closing of the Merger is subject to the condition that the Merger Agreement be adopted by the affirmative vote of the holders of (i) at least a majority of all outstanding shares of Common Stock and (ii) at least a majority of all outstanding shares of Common Stock held by the Disinterested Stockholders (together, the “Stockholder Approvals”). Consummation of the Merger is also subject to other customary conditions regarding the absence of any law, injunction or judgment that prohibits or makes illegal the consummation of the Merger, the absence of material adverse changes since the execution of the agreement and the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Each party’s obligation to consummate the Merger also is subject to additional conditions regarding the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject to certain materiality qualifiers). The Merger Agreement does not contain a financing condition.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, agreements to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, not to engage in certain kinds of transactions during this period, and to convene and hold a meeting of its stockholders for the purpose of obtaining the Stockholder Approvals.

Parent has obtained binding financing commitments from (i) Deutsche Bank AG New York Branch and certain of its affiliates, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and The Bank of Nova Scotia, and (ii) Mr. Murdock for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which, together with the unrestricted cash of the Company, will be used to consummate the Merger and the other transactions contemplated by the Merger Agreement, including the payment of the aggregate Merger Consideration and cash amounts payable to option holders, the refinancing of certain existing indebtedness of the Company and the payment of all related fees and expenses, and to pay any other amounts required to be paid in connection with the consummation of the transactions contemplated by the Merger Agreement. In addition to Mr. Murdock’s equity commitment, the Company and Mr. Murdock entered into a letter agreement (the “Letter Agreement”), dated August 11, 2013, pursuant to which Mr. Murdock has agreed to contribute to Parent, within two business days of written notice by the Company, equity in an amount not to exceed $50,000,000, in the event that the aggregate proceeds of Mr. Murdock’s debt and equity financing, together with the unrestricted cash of the Company at the closing of the Merger, are insufficient to fund the amounts due in connection with the Merger as set forth above.

The Merger Agreement contains a “go-shop” provision, pursuant to which, during the period beginning on the date of the Merger Agreement and continuing until 12:01 a.m. (Eastern time) on the 30th calendar day thereafter (the “No-Shop Period Start Date”), the Company (acting through the Special Committee) and its representatives may initiate, solicit and encourage any alternative transaction proposals from third parties, provide nonpublic information to such third parties and participate in discussions and negotiations with such third parties regarding alternative transaction proposals. Beginning on the No-Shop Period Start Date, the Company is precluded from soliciting or facilitating, directly or indirectly, any proposals or engaging in any discussions regarding, a transaction proposal, except in the event that, prior to the stockholder vote on the Merger, the Board (acting through the Special Committee) determines in good faith with its outside financial and legal advisors that such transaction proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, as defined below. However, the Company may continue to engage in the foregoing activities with any third party that submits a transaction proposal during the go-shop period that the Special Committee determines no later than five business days after the end of the go-shop period constitutes or could reasonably be expected to lead to a Superior Proposal. A “Superior Proposal” is a bona fide proposal or offer by a third party to acquire 50% or more of the Company’s consolidated assets or 50% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, tender offer, exchange offer or similar transaction that the Board (acting through the Special Committee) determines in good faith, after consultation with its outside legal and financial advisors, is more favorable from a financial point of view to the Company’s Disinterested Stockholders than the Merger (or any changes to the Merger Agreement proposed by Parent), taking into account the financial consideration, anticipated timing, conditions, prospects for completion and other terms of such proposal.

The Board may change its recommendation, as discussed below, or terminate the Merger Agreement to enter into an agreement with respect to a Superior Proposal prior to the stockholder vote if the Board (acting through the Special Committee) determines in good faith, after consultation with its outside legal advisors, that failure to change its recommendation would be inconsistent with its fiduciary duties to stockholders under applicable law, and a 72-hour period has elapsed during which Parent is given the opportunity to match the Superior Proposal. During the 72-hour period, the Company is obligated to negotiate in good faith with Parent any revisions to the Merger Agreement that are proposed by Parent. Any material changes to the terms of the Superior Proposal will begin a new match right period of 48 hours.

The Board must recommend the Merger to the Company’s stockholders unless the Company receives a Superior Proposal or there occurs an Intervening Event and the Board (acting through the Special Committee) determines, after consultation with its outside legal advisors, that failure to change its recommendation would be inconsistent with its fiduciary duties to stockholders under applicable law. An “Intervening Event” is a material development, change, effect, event, occurrence, circumstance or state of facts that occurs or arises after the execution and delivery of the Merger Agreement (other than a Superior Proposal) that was not known to the Special Committee prior to the execution of the Merger Agreement. The Company must give Parent at least 72 hours’ notice before a change of recommendation, and in determining whether to change its recommendation, must take into account any changes to the Merger Agreement proposed by Parent.

The Merger Agreement contains certain termination rights for the Company and Purchaser. Upon termination of the Merger Agreement under specified circumstances because the Board changes its recommendation or approves an alternative acquisition proposal, the Company will be required to reimburse Purchaser for up to $15 million of the reasonable out-of-pocket expenses incurred by Purchaser and its affiliates in connection with the Merger Agreement and related financing. The Merger Agreement also provides that Purchaser will be required to pay the Company a termination fee of $50 million if the Merger Agreement is terminated under certain circumstances because Purchaser fails to complete the Merger or otherwise breaches its obligations under the Merger Agreement. In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by February 11, 2014.

Mr. Murdock has agreed to vote and to cause his affiliates to vote their respective shares of Company common stock in favor of the Merger.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information provided in connection with the signing of the Merger Agreement. Certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing descriptions of the Merger Agreement and the Letter Agreement are not intended to be complete and are qualified in their entirety by the complete text of the Merger Agreement and the Letter Agreement attached as Exhibit 2.1 and Exhibit 99.1, respectively, to this current report on Form 8-K and incorporated herein by reference.

Additional Information

The Company plans to mail a notice and proxy statement with respect to the Merger Agreement to the Company’s stockholders, and file this proxy statement with the Securities and Exchange Commission (the “SEC”) shortly. This proxy statement will contain important information about the Company, Mr. Murdock, Parent, Purchaser, the Merger and related matters. Stockholders are urged to read carefully when they become available the proxy statement and any other relevant documents to be filed with the SEC in connection with the Merger or incorporated by reference in the proxy statement, because they will contain important information about the

Company and the Merger. Stockholders will also be able to obtain the proxy statement, as well as other relevant documents, without charge, from the SEC by going to the SEC’s website at www.sec.gov or, without charge, from Dole by going to Dole’s Investor Relations website at http://investors.dole.com.This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company.

The Company and its executive officers, directors and certain other members of management and employees may be deemed to be “participants” in the solicitation of proxies from Dole’s stockholders with respect to the Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the Merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 29, 2012, and in its definitive proxy statement filed with the SEC on Schedule 14A on April 12, 2013.

Forward-Looking Information

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including, but not limited to the timing and anticipated completion of the Merger and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of the Company and are subject to significant risks and uncertainty. Readers are cautioned not to place undue reliance on any such forward-looking statements.

Factors that could cause actual results to differ materially from the forward-looking statements contained herein include, but are not limited to: risks arising from the Merger’s diversion of management’s attention from the Company’s ongoing business operations; potential adverse reactions or changes to business or employee relationships resulting from the announcement or completion of the Merger; litigation or adverse judgments relating to the Merger; risks relating to the consummation of the Merger, including the risk that the required stockholder approval might not be obtained in a timely manner or at all or that other closing conditions will not be satisfied; any difficulties associated with requests or directions from governmental authorities resulting from their review of the Merger; the possibility that competing offers for the businesses will be made; the amount of the costs, fees, expenses and charges related to the Merger Agreement or Merger; the failure to obtain the necessary financing for the transaction; risks that the Company’s stock price may decline significantly if the Merger is not completed; and any changes in general economic and/or industry-specific conditions.

Certain of these and other risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the documents filed by the Company with the SEC, including the Company’s Annual Report on Form 10-K under the heading “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Item 8.01. Other Information.

On August 12, 2013, the Company issued a press release announcing that it has signed a Merger Agreement with David H. Murdock and his affiliates. The press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

2.1*	Merger Agreement, dated as of August 11, 2013, among DFC Holdings, LLC, DFC Merger Corp., David H. Murdock and Dole Food Company, Inc.

99.1	Letter Agreement, dated August 11, 2013, by and between David H. Murdock and Dole Food Company, Inc.

99.2	Press Release, dated August 12, 2013, announcing the Merger Agreement.

*	Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 12, 2013	DOLE FOOD COMPANY, INC.
REGISTRANT

	By:	/s/ C. Michael Carter
C. Michael Carter
President and Chief Operating Officer

Exhibit Index

Exhibit Number	Description

2.1*	Merger Agreement, dated as of August 11, 2013, among DFC Holdings, LLC, DFC Merger Corp., David H. Murdock and Dole Food Company, Inc.

99.1	Letter Agreement, dated August 11, 2013, by and between David H. Murdock and Dole Food Company, Inc.

99.2	Press Release, dated August 12, 2013, announcing the Merger Agreement.

*	Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.